Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 19, 2003, relating to the financial statements and financial highlights which appear in the Annual Report to Shareholders of the General Securities, Incorporated for the period ended November 30, 2003, which are also incorporated by reference into this Registration Statement.  We also consent to the references to us under the headings “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ KPMG LLP

Minneapolis, MN

June 21, 2004